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                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              ZIONS BANCORPORATION

          Pursuant to the provisions of Sections 16-10a-1001, ET. SEQ, UTAH CODE ANNOTATED (1953), as amended, ZIONS BANCORPORATION (the "CORPORATION") hereby adopts these Articles of Amendment to its Restated Articles of Incorporation:

          1.        The name of the Corporation is ZIONS BANCORPORATION.

          2. By this amendment (the "AMENDMENT"), Article VIII of the Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                  ARTICLE VIII

                    The aggregate number of shares of capital stock which this corporation shall have authority to issue is 353,000,000, divided into two classes as follows:

                              (A) 350,000,000 shares of Common Stock, without par value, which shares shall be entitled to one vote per share; and

                              (B) 3,000,000 shares of Preferred Stock, without par value.

                    The Board of Directors of this corporation is expressly vested with the authority to determine, with respect to any class of Preferred Stock, the dividend rights (including rights as to cumulative, noncumulative or partially cumulative dividends) and preferences, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any such class of Preferred Stock. As to any series of Preferred Stock, the Board of Directors is authorized to determine the number of shares constituting such series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

                    The Board of Directors of this corporation is expressly vested with the authority to divide the above-described class of Preferred Stock into series and to fix and determine the variations in the relative rights and preferences of the shares of Preferred Stock of any series so established, including, without limitation, the following:

                              (i)       the rate of dividend;

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                              (ii)      the price at and the terms and
                                        conditions on which shares may be
                                        redeemed;
                              (iii)     the amount payable upon shares in event
                                        of involuntary liquidation;
                              (iv)      the amount payable upon shares in event
                                        of voluntary liquidation;
                              (v)       sinking fund provisions for the
                                        redemption or purchase of shares;
                              (vi) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and
                              (vii) such other variations in the relative rights and preferences of such shares which at the time of the establishment of such series are not prohibited by law.

          3. The date of the adoption of the Amendment by the shareholders of the Corporation was April 20, 2001.

          4. As of February 28, 2001, the record date of the meeting of shareholders at which the Amendment was approved, there were outstanding 88,567,900 shares of the Corporation's Common Stock, without par value, the only class of shares of the Corporation entitled to vote and to be counted with respect to the adoption of the Amendment, each share of which was entitled to one (1) vote on the adoption of the Amendment.

          5. The number of votes indisputably represented at the meeting of shareholders at which the Amendment was adopted was 74,586,103, and the number of votes cast for the adoption of the Amendment was 54,821,412, the number of votes cast against the adoption of the Amendment was 3,273,842, and the number of votes abstaining from voting on the Amendment was 207,191. The number of votes cast for the adoption of the Amendment was sufficient under the Corporation's Restated Articles of Incorporation and applicable law for the approval of the Amendment.

          The undersigned does hereby acknowledge, under penalties of perjury, that this document is the act and deed of the Corporation, and that the facts herein stated are true.

          DATED this 25TH day of April 2001.


                                      ZIONS BANCORPORATION


                                      By:     /s/ Dale M. Gibbons
                                         --------------------------------------
                                              Dale M.  Gibbons
                                              Its Secretary


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